EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky; Frankfort, Kentucky; Danville, Kentucky and Lancaster, Kentucky

For Immediate Release October 16, 2013

For information contact:

Kentucky First Federal Bancorp

Don Jennings

Clay Hulette

(502) 223-1638

Kentucky First Federal Bancorp Announces Payment of Quarterly Dividend

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, announced that the Company’s Board of Directors declared a cash dividend of $0.10 per share, payable on November 18, 2013, to stockholders of record as of October 31, 2013. Tony Whitaker, Chairman, stated that the Board of Directors determined that the payment of the dividend was appropriate in light of the Company’s capital position and financial condition.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Frankfort, which operates six banking offices in Frankfort, Danville, and Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq Global Market under the symbol KFFB. At September 30, 2013 the Company had approximately 8,529,178 shares outstanding of which approximately 55.4% was held by First Federal MHC.